EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-55055, 333-03443, 333-45037, 333-71065, 333-34934, 333-55266, 333-100572, 333-111399, 333-121418, 333-130619, and Form S-3 No. 333-86342) of FedEx Corporation and in the related Prospectuses of our report dated July 11, 2006 (except for Note 22, as to which the date is August 2, 2006) with respect to the consolidated balance sheets of FedEx Corporation as of May 31, 2006 and 2005 and the related consolidated statements of income, changes in stockholders’ investment and comprehensive income, and cash flows for each of the three years in the period ended May 31, 2006 included in FedEx Corporation’s Current Report on Form 8-K dated July 31, 2006 filed with the Securities and Exchange Commission.

/s/  Ernst & Young LLP

Memphis, Tennessee

August 2, 2006